Exhibit 16.1

Dallas Office 8343 Douglas Avenue Suite 400 Dallas, Texas 75225 214.393.9300 Main whitleypenn.com

August 14, 2018

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Excel Corporation which were provided to us and which we understand will be filed with the Securities and Exchange Commission on August 14, 2018, pursuant to Item 4.01 of its Form 8-K regarding the change in their certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with any other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very Truly Yours,